Exhibit 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

Progressive Care, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Securities to Be Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount to Be Registered	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee (2)
	Securities to Be Registered
Fees Previously Paid	Equity	Units, each consisting of one share of Common Stock, $0.0001 par value per share, and one Warrant to purchase [*] shares of Common Stock				—	—	—
Fees Previously Paid	Equity	Shares of Common Stock included as part of the Units (3)				$11,500,000	$0.0000927	$1,066.05
Fees Previously Paid	Equity	Warrants to purchase shares of Common Stock included as part of the Units (4)				—	—	—
Fees Previously Paid	Equity	Shares of Common Stock issuable upon exercise of the Warrants (3)(4)(5)				$11,500,000	$0.0000927	$1,066.05
Fees Previously Paid	Equity	Representative’s Warrants (6)				—	—	—
Fees Previously Paid	Equity	Shares of Common Stock issuable upon exercise of Representative’s Warrants (3)(7)				$575,000	$0.0000927	$53.30
	Total Offering Amounts				—	$23,575,000	—	$2,185.40
	Total Fees Previously Paid				—	—	—	$2,185.40
	Total Fee Offsets				—	—	—	—
	Net Fee Due				—	$23,575,000	—	$0.00

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”). Includes the aggregate offering price of additional shares of Common Stock that the underwriters have the option to purchase from the Registrant in this offering to cover over-allotments, if any. Pursuant to Rule 416 under the Securities Act, the shares of Common Stock registered hereby also include an indeterminate number of additional shares of Common Stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.
(2)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price of the securities registered hereunder to be sold by the registrant.
(3)	Pursuant to Rule 416 under the Securities Act, the shares of Common Stock registered hereby also include an indeterminate number of additional shares of Common Stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.
(4)	In accordance with Rule 457(i) under the Securities Act, because the shares of Common Stock underlying the Warrants are registered hereby, no separate registration fee is required with respect to the Warrants registered hereby.
(5)	Includes shares of Common Stock which may be issued upon exercise of additional Warrants which may be issued upon exercise of the over-allotment option granted to the underwriters.
(6)	No registration fee pursuant to Rule 457(g) under the Securities Act.
(7)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. The Representative’s Warrants are exercisable at a per-share exercise price equal to 100% of the public offering price. The proposed maximum aggregate offering price of the Representative’s Warrants is $.